UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2025

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Duos Technologies Group, Inc.

(Exact name of registrant as specified in its charter)

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Florida	001-39227	65-0493217
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

7660 Centurion Parkway, Suite 100, Jacksonville, Florida 32256

(Address of Principal Executive Offices) (Zip Code)

(904) 296-2807

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (par value $0.001 per share)	DUOT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2025, Duos Technologies Group, Inc. (the “Company”) entered into an Employment Agreement with each of Charles Ferry, our Chief Executive Officer (the “Ferry Agreement”), Adrian Goldfarb, our Chief Financial Officer (the “Goldfarb Agreement”), and Christopher King, our Chief Operating Officer (the “King Agreement” and, collectively with the Ferry Agreement and the Goldfarb Agreement, the “Employment Agreements”). Each of the Employment Agreements is effective as of January 1, 2025. Each of the Ferry Agreement and the Goldfarb Agreement replaced prior employment agreements that Mr. Ferry and Mr. Goldfarb had with the Company.

The Employment Agreements contain similar terms. Each is for a term of three years (the “Initial Term”) and shall be automatically extended for additional terms of successive one-year periods (each, an “Additional Term”) unless either party gives at least 60 days written notice of non-renewal prior to the expiration of the Initial Term or any Additional Term. Each Employment Agreement may be terminated with or without cause or by Mr. Ferry, Mr. Goldfarb or Mr. King, as the case may be, for good reason. As employees of the Company, each of Mr. Ferry, Mr. Goldfarb and Mr. King is eligible to participate in all of the Company’s benefit programs.

Each Employment Agreement provides for an annual base salary ($400,000 for Mr. Ferry, $325,000 for Mr. Goldfarb, and $325,000 for Mr. King). Each base salary is subject to annual review. In addition, each party is eligible to receive an annual performance bonus in accordance with criteria, including but not limited to revenue targets, profitability, and other key performance indicators, as recommended by the Chief Executive Officer and accepted by the Board of Directors. Such, annual bonuses may be up to 80%, for Mr. Goldfarb and Mr. King, or 100%, for Mr. Ferry, of their respective base salary.

As previously announced, each of Mr. Ferry and Mr. King will also serve in similar positions with New APR Energy, LLC (the “Buyer”) and Mr. Ferry will be Chairman and a member of the Board of Sawgrass APR Holdings LLC, the indirect parent of the Buyer. In their respective Employment Agreement, they each agree to provide sufficient time and effort to lead both companies and to report to the Board of Directors any potential conflicts of interest.

In connection with their Employment Agreements, each of Mr. Ferry, Mr. Goldfarb and Mr. King entered into an Equity Award Agreement (the “Award Agreements”) pursuant to which the Company granted restricted shares of the Company’s common stock to each of Mr. Ferry, Mr. Goldfarb and Mr. King under the Company’s 2021 Equity Incentive Plan, as amended. Mr. Ferry was granted 522,889 shares, Mr. Goldfarb was granted 441,275 shares and Mr. King was granted 225,000 shares. All of their existing vested and unvested options were cancelled. Each grant is subject to a three-year cliff vesting period and all shares vest on December 31, 2027. The respective shares will be forfeited if Mr. Ferry, Mr. Goldfarb or Mr. King, as the case may be, is not employed by the Company through the vesting date or other specified events occur, subject to certain exceptions. The vesting period will be accelerated upon a charge of control of the Company, as specified in the Award Agreements, in the case of death or disability, if the employee is terminated without Cause or if the employee resigns with Good Reason (as such terms are defined in the respective Employment Agreement). In addition, for Mr. Goldfarb, if he retires after two years all shares will vest. If he retires before two years, a percentage of the shares, equal to the number of months of service divided by 24, will vest.

The foregoing description of the Employment Agreements and the Award Agreements does not purport to be complete and is qualified by reference to the Employment Agreements (and the Award Agreements), copies of which are filed as Exhibits 10.1, 10.2, and 10.3 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Employment Agreement, made and entered into as of January 1, 2025, between Duos Technologies Group, Inc. and Charles P. Ferry
10.2	Employment Agreement, made and entered into as of January 1, 2025, between Duos Technologies Group, Inc. and Adrian Goldfarb
10.3	Employment Agreement, made and entered into as of January 1, 2025, between Duos Technologies Group, Inc. and Christopher King
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DUOS TECHNOLOGIES GROUP, INC.

Dated: February 4, 2025	By:	/s/ Adrian G. Goldfarb
Adrian G. Goldfarb Chief Financial Officer